Exhibit 99.1

International Rectifier Outlines Key Internal Initiatives

EL SEGUNDO, Calif.—(BUSINESS WIRE)—October 2, 2007—International Rectifier Corporation (NYSE:IRF) today announced the following initiatives:

•                  Shifted reporting of the internal audit function to the Audit Committee of the board of directors and the general counsel.

•                  Appointed a lead independent director.

•                  Appointed a Special Committee of the board to advise and support the acting chief executive officer.

•                  Evaluating independent third party consulting firms to document and assess the design effectiveness of processes and controls.

•                  Revamped the company’s hotline process and placed it under the internal audit function.

•                  Changed reporting relationships at the company’s Japan subsidiary to improve oversight of the subsidiary.

•                  Added interim processes to help assure adherence to proper revenue recognition policies at the Japan subsidiary.

The company expects to continue to assess and improve its internal controls and corporate governance environment.

Jack Vance, International Rectifier’s lead independent director, said, “During this period of transition for the company, the Audit Committee and I are working diligently to bring the internal accounting investigation to a resolution.  We are also taking steps to implement meaningful changes to our internal controls and governance policies.  Going forward, we will continue to work with Don Dancer, International Rectifier’s acting chief executive officer, as well as our executive leadership team and our employees to help ensure that our company continues to create the products and deliver the level of service our customers have come to expect of International Rectifier.”

Previously, the Board of Directors designated a Special Committee, comprised of independent directors of the company, to advise and support the company’s acting chief executive officer. The committee is chaired by Dr. Vance, former senior partner of McKinsey & Co.  The other members include:  Mr. Robert Attiyeh, former chief financial officer of AMGEN Inc.; Dr. Philip M. Neches, former chief technology officer of Teradata Corporation, NCR Corporation, and the AT&T Multimedia Products and Systems Group; Dr. James Plummer, Dean of Engineering at Stanford University; and Dr. Rochus Vogt, retired provost of the California Institute of Technology.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “pursue,” “expect” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the ongoing investigation conducted by independent legal counsel retained by the Audit Committee of the Board of Directors, and the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:
Investors
Portia Switzer
310.726.8254

Media
Graham Robertson
310.726.8512